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Exhibit 99.1

CONTACT:
James C. Christodoulou
Chief Financial Officer
General Maritime Corporation (212) 763-5614

GENERAL MARITIME CORPORATION ANNOUNCES
FIRST QUARTER 2003 FINANCIAL RESULTS

         Records Record Level of Profits

Completes $250 Million Senior Notes Offering

Secures $275 Million Bank Term Facility

Successfully Integrates 14 of 19 Tankers From

Metrostar Management Corporation

        New York, New York, April 23, 2003—General Maritime Corporation (NYSE: GMR) today reported its financial results for the first quarter 2003.

Financial Review: 2003 First Quarter

        The Company had net income of $34.4 million, or $0.93 basic earnings per share, for the first quarter 2003 compared to net income of $575,000, or $0.02 basic earnings per share, for the prior year period. The weighted average number of basic shares used in the computation was 36,964,770 for the first quarter 2003 and 37,000,000 for the prior year period.

        Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, commented, "I am very pleased with the performance of our fleet this past quarter and with our Company's growth and development, both of which are the product of hard work, discipline and strategic decision making. During the quarter, we agreed to acquire 19 modern tankers from Metrostar which will materially increase our Company's profit potential going forward. Our strong financial results for the quarter are even more significant considering that the newly acquired tankers contributed only 2.6% or 68 days out of a total of 2,586 calendar days for our fleet this past quarter. The full impact of this acquisition in terms of top line performance and economies of scale will begin to be felt during the second and third quarters, as our newly acquired tankers will be available to operate for these entire periods."

        Net voyage revenue, which is gross voyage revenues minus voyage expenses (including port, canal and fuel costs), was $69.7 million for the first quarter 2003 compared to $35.7 million for the prior year period. The Company's average time charter equivalent, or TCE6 rate for the fleet was $27,512 per vessel day for the first quarter 2003 as compared to $14,098 per vessel day for the prior year period. The Company's TCE rates during the first quarter were stronger than during the prior year period and were stronger than the fourth quarter 2002.

        Total vessel operating expenses, which are vessel operating expenses and general and administrative expenses, increased 8.0% to $17.8 million for the first quarter 2003 from $16.6 million for the prior year period. Total daily vessel operating expenses increased to $6,851 per vessel day during the first quarter of 2003 from $6,345 per vessel day during the prior year period. This increase is the result of an increase in daily general and administrative costs associated with our increase in staff during the quarter in preparation to integrate and operate 19 tankers as well as the timing of purchases, repairs and services during the first quarter 2003 compared to the prior year period. Adjusted EBITDA1 for the first quarter 2003 was $52.1 million compared to $19.1 million for the prior year period. Please see a reconciliation of Adjusted EBITDA and EBITDA to net income below.

Same Fleet Financial and Operational Review

        General Maritime Corporation uses "Same Fleet" data to compare financial and operational results from those vessels that were part of the Company's fleet for the complete periods under comparison.

        Same Fleet net voyage revenue for the first quarter 2003 was $66.3 million compared to Same Fleet net voyage revenue of $33.7 million for the prior year period, which reflected higher average tanker spot market rates for the first quarter 2003 compared to the prior year period. Same Fleet direct vessel operating expenses increased 4.9% to $13.4 million or $5,516 per vessel day for the first quarter 2003 compared to $12.8 million or $5,257 per vessel day for the prior year period as a result of the timing of purchases, repairs and services during the first quarter 2003 compared to the prior year period. Same Fleet Adjusted EBITDA for the first quarter 2003 was $50.3 million compared to $18.4 million for the prior year period. The Same Fleet was comprised of 27 vessels, 22 Aframax and 5 Suezmax, for the first quarter 2003 and 2002.

Average Daily Time Charter and Spot Rate Review

        The average daily time charter equivalent, or TCE, rates obtained by the Company's full fleet increased 95.1% to $27,512 per day for the first quarter 2003 from $14,098 for the prior year period. Average daily rates for vessels on time charter increased 21.9% to $21,763 and average daily rates for vessels on spot market voyage charters increased 118% to $28,479 for the first quarter 2003 compared to $17,852 and $13,079 respectively for the prior year period.

        Mr. Georgiopoulos continued, "The Metrostar Vessel acquisition will increase the size of our fleet by approximately 70% and make General Maritime the second largest mid-sized tanker owner in the world, with 46 tankers and a carrying capacity of more than 5.5 million deadweight tons. General Maritime has a proven track record of utilizing its integrated commercial and technical infrastructure to seamlessly integrate tankers into our fleet. We have built on this past success and have made significant progress integrating the Metrostar tankers into our operations. We will receive ownership of the remaining tankers and integrate them into the fleet as they conclude their last voyages with their current owner."

Summary Consolidated Financial and Other Data

        The following table summarizes General Maritime Corporation's selected consolidated financial and other data for the first quarter 2003 and 2002. Attached to this press release is an Appendix, which contains additional financial, operational and other data for the first quarter 2003 and 2002.

	3 months ended
	March-03	March-02
INCOME STATEMENT DATA
(Dollars in thousands, except share data)
Voyage revenues	$91,493	$52,966
Voyage expenses	(21,750)	(17,312)

Net voyage revenues	69,743	35,654
Direct vessel expenses	14,207	13,878
General and administrative expenses*	3,615	2,682
Depreciation and amortization	14,568	14,666
Gain from sale of vessel	930	—

Operating income	38,283	4,428
Net interest expense	3,904	3,853

Net Income	$34,379	$575

Basic earnings per share:	$0.93	$0.02
Fully diluted earnings per share:	$0.92	$0.02
Weighted average shares outstanding, thousands	36,965	37,000
Fully diluted average shares outstanding, thousands	37,216	37,000
	March-03	December-02
BALANCE SHEET DATA, at end of period
(Dollars in thousands)
Cash	$103,289	$2,681
Current assets, including cash	149,304	43,841
Total assets	1,046,972	782,277
Current liabilities, including current portion of long-term debt	72,944	77,519
Current portion of long-term debt	56,320	62,003
Total long-term debt, including current portion	508,501	280,011
Shareholders' equity	516,407	481,636
	3 months ended
	March-03	March-02
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA(1)	$52,851	$19,094
Adjusted EBITDA(1)	$52,063	$19,094
Net cash provided by operating activities	43,017	13,606
Net cash provided (used) by investing activities	(158,039)	(44)
Net cash provided (used) by financing activities	215,630	(18,571)
Capital expenditures
Vessel sales (purchases), including deposits	(157,803)	—
Drydocking or capitalized survey or improvement costs	(126)	(767)
Weighted average long-term debt	347,759	335,038
FLEET DATA
Total number of vessels at end of period	32	29
Average number of vessels(2)	28.7	29.0
Total voyage days for fleet(3)	2,535	2,529
Total time charter days for fleet	365	540
Total spot market days for fleet	2,170	1,989

Total calendar days for fleet(4)	2,581	2,610
Fleet utilization(5)	98.2%	96.9%
AVERAGE DAILY RESULTS
Time Charter equivalent(6)	$27,512	$14,098
Direct vessel operating expenses per vessel(7)	5,505	5,317
General and administrative expense per vessel(8)	1,346	1,028
Total vessel operating expenses(9)	6,851	6,345
Adjusted EBITDA(10)	20,172	7,316
	3 months ended
	March-03	March-02
EBITDA Reconciliation
Net Income	$34,379	$575
+ Depreciation and amortization	14,568	14,666
+ Taxes	—	—
+ Net interest expense	3,904	3,853
EBITDA(1)

	$52,851	$19,094
Adjusted EBITDA Reconciliation
Net Income	$34,379	$575
+ Depreciation and amortization	14,568	14,666
+ Taxes	—	—
+ Net interest expense	3,904	3,853
+ Other Gains or Losses	930	—
+ * Non-recurring organizatonal, legal, other one-time fees and non-cash charges (these charges are eliminated from calculation of daily general and administrative expense)	142	—
Adjusted EBITDA(1)
	$52,063	$19,094

(1)
EBITDA represents net income plus net interest, taxes and depreciation and amortization. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income or any other indicator of a company's performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

  Adjusted EBITDA represents net income plus net interest, taxes, depreciation and amortization, non-recurring organizational, legal, and other one-time fees and non-cash charges and gains or losses from the sale of vessels or vessel impairments. Adjusted EBITDA is included because it is used by certain investors to measure a company's financial performance. Adjusted EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income or any other indicator of a company's performance required by GAAP. The definition of Adjusted EBITDA used here may not be comparable to that used by other companies.

(2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as a measured by the sum of the number of days each vessels was part of our fleet during the period divided by the number of calendar days in that period.

(3)
Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydocks or special or intermediate surveys.

(4)
Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(5)
Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.

(6)
Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days for the relevant time period. Net voyage revenues are voyage revenues minus voyage expenses. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract.

(7)
Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, by calendar days for the relevant time period.

(8)
Daily general and administrative expense is calculated by dividing general and administrative expenses, adjusted to exclude non-recurring organizational, legal, other one-time fees and non-cash expenses, by calendar days for the relevant time period.

(9)
Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. Daily TVOE is the sum of daily direct vessel operating expenses, or DVOE, and daily general and administrative expenses, or G&A, adjusted to exclude certain expenses. Our method of calculating daily DVOE is dividing DVOE, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, by calendar days for the relevant time period. Our method of calculating daily G&A is dividing general and administrative expenses adjusted to exclude non-recurring organizational, legal, other one-time fees and non-cash expenses, by calendar days for the relevant time period.

(10)
Adjusted EBITDA per vessel is Adjusted EBITDA divided by calendar days for the relevant time period.

General Maritime Corporation's Fleet

        As of March 31, 2003 General Maritime Corporation's fleet was comprised of 32 wholly owned tankers, consisting of 23 Aframax and 9 Suezmax tankers, with a total of approximately 3.6 million deadweight tons. The average age of the Company's fleet as of March 31, 2003, was 12.2 years. The average age of the Company's Aframax tankers was 12.3 years and the average age of the Company's Suezmax tankers was 11.8 years.

        The table below shows the schedule of the tankers that the Company has acquired and disposed of since December 31, 2002. The Company anticipates that it will take possession of 3 of the remaining 5 tankers that it acquired from Metrostar during April and the final 2 tankers in May.

Tanker Name	Status	Vessel Type	Date
Genmar Traveller	Acquired	Suezmax	March 11
Genmar Transporter	Acquired	Suezmax	March 12
Genmar Sky	Acquired	Suezmax	March 13
Genmar Orion	Acquired	Suezmax	March 24
Genmar Ocean	Acquired	Aframax	March 28
Kentucky	Sold	Aframax	March 31
Genmar Ariston	Acquired	Suezmax	April 4
Genmar Kestrel	Acquired	Suezmax	April 4
Genmar Centaur	Acquired	Suezmax	April 9
Genmar Spyridon	Acquired	Suezmax	April 15
Genmar Phoenix	Acquired	Suezmax	April 15
Genmar Baltic	Acquired	Aframax	April 16
Genmar Horn	Acquired	Suezmax	April 17
Genmar Prometheus	Acquired	Suezmax	April 17
Genmar Pacific	Acquired	Aframax	April 22

        6 of the Company's Aframax tankers and 1 of the Company's Suezmax tankers are currently under time charter contracts. The table below shows the vessels, vessel type, expiration dates and daily rates associated with those contracts.

Vessel	Vessel Type	Expiration Date	Average Daily Rate(1)
Genmar Alexandra*	Aframax	February 20, 2004(2)	Market Rate(3)
Genmar George*	Aframax	May 24, 2003(4)	$20,000
Genmar Ajax*	Aframax	August 12, 2003	$23,000
Genmar Constantine*	Aframax	March 7, 2004(2)	Market Rate(3)
Genmar Star*	Aframax	February 24, 2004	$19,000
Genmar Endurance*	Aframax	March 12, 2004	$19,000
Genmar Orion	Suezmax	May 14, 2004	$20,500(5)

*
"Same Fleet" vessel

(1)
Includes brokers' commissions of 1.25%.

(2)
Termination date is plus or minus 15 days at charterer's election.

(3)
The charter provides for a floating rate based on weekly spot market rates which can be no less than $16,000 per day and no more than $22,000 per day.

(4)
Termination is plus or minus 30 days at charterer's election.

(5)
Prior to May 16, 2003 the tanker operated at a time charter rate of $18,500.

        s

        The Company's primary area of operation is the Atlantic basin, the Company also currently has vessels employed in the Black Sea, North Sea, Mediterranean and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Metrostar Vessel Acquisition

        On January 29, 2003 the Company agreed to acquire for $525 million 19 tankers consisting of 5 Aframax and 14 Suezmax vessels from Metrostar Management Corporation, a world-class quality operator of tankers based in Athens, Greece. General Maritime has thus far integrated 14 of these tankers into fleet operations and will integrate the remaining 5 tankers as they conclude their existing voyages. The acquisition of the tankers will be made for cash and is subject to the customary conditions of delivery, including our right to reject a vessel after inspection.

        The Company's new fleet will be composed of a total of 46 tankers including 27 Aframax and 19 Suezmax tankers, making General Maritime the second largest mid-sized tanker operator in the world. The combined fleet will have a total of 5.5 million deadweight tons, only 22% of which will be single hull compared to a worldwide average of 40% single-hull tankers. The acquisition of the 19 tankers will provide General Maritime with an additional 2.7 million deadweight tons, with an average age of 10.6 years as of March 31, 2003.

        The Company believes the acquisition of the tankers and the economies of scale associated with operating a larger fleet will enable the Company to reduce general and administrative costs per vessel day and achieve greater long-term profitability. The larger fleet, which will initially operate predominantly on the spot market, will also enhance the Company's ability to benefit from changes in the spot tanker market.

        Mr. Georgiopoulos, added "The acquisition of the 19 tankers from Metrostar Management was a momentous event for the Company. With this acquisition, we have increased our profit potential, decreased the age profile of the fleet, and enhanced the Company's commercial opportunities. With a significantly larger fleet, and our well established operational and financial strengths, General Maritime is well positioned to increase the value of its shares. Going forward, we will manage the Company the way we always have, with the goal of long-term profitability and financial strength driving our efforts. General Maritime will also maintain its unwavering focus on quality operations to ensure the Company continues to provide customers with a modern fleet that meets the strictest operational, regulatory, environmental and technical standards."

Senior Notes

        On March 20, 2003 the Company closed a private placement of 10% unsecured senior notes due 2013 in the face amount of $250 million. The senior notes have a coupon of 10% per annum, which is payable semi-annually. The senior notes, which do not amortize, are due on March 15, 2013, and are non-callable for five years from issuance. The Company intends to apply the proceeds of the senior notes offering together with the proceeds of its new $275 million senior secured facility, discussed below, to the purchase of the Metrostar tankers.

Bank Financing

        On March 11, 2003 the Company secured a commitment for a $275 million senior secured bank term loan with a 5-year maturity at a rate of LIBOR plus 1.625%. J.P. Morgan plc and Nordea acted as Joint Lead Arrangers with Bank of Scotland and Hamburgische Landesbank Girozentrale acting as Co-Arrangers. This credit facility amortizes on a quarterly basis with 10 payments of $12.5 million beginning in February 2005, 3 quarterly payments of $18.8 million beginning August 2007, and a final payment of $93.9 million at maturity on March 11, 2008. The funds from this credit facility will be drawn as the Company takes delivery of the Metrostar tankers.

        Mr. Georgiopoulos, concluded, "Our successful completion of the notes offering and bank term facility underscore General Maritime's ability to access capital to fuel its growth. It also highlights the confidence that the capital markets have in the Company's past performance and future growth prospects. We appreciate the continued support, as we seek to enhance General Maritime's leadership role as a world class tanker owner and position the Company for long-term growth and profitability."

About General Maritime Corporation

        General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin and other regions including West Africa, the North Sea, Mediterranean, Black Sea and Far East. As of April 23, 2003, General Maritime owned and operated 41 tankers—27 Aframax and 14 Suezmax tankers—making it one of the world's largest mid-sized tanker companies. After giving effect to the acquisition of all of the Metrostar vessels, General Maritime Corporation would own and operate a 46 tanker fleet—27 Aframax and 19 Suezmax tankers—and would become the second largest mid-sized tanker company in the world with more than 5.5 million dwt.

Conference Call Announcement

        General Maritime Corporation announced that it will hold a conference call on Thursday, April 24, 2003 at 8:30 a.m. Eastern Daylight Time to discuss its 2003 first quarter financial results. To access the conference call, dial (913) 981-5533 and ask for the General Maritime Corporation conference call. A replay of the conference call can also be accessed until May 8, 2003 by dialing (888) 203-1112 for US callers and (719) 459-0820 for non-US callers, and entering the passcode 188413. The conference call will also be simultaneously webcast and will be available on the Company's website, www.GeneralMaritimeCorp.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

        This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: failure of one or more of the contemplated acquisitions to close; inability of the company to obtain financing for the acquisitions at all or on favorable terms; changes in demand; a material decline or prolonged weakness in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2002.

2

FULL FLEET FOR THE THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
	% Change From Prior Period	March-03 Amount % of Total for Period	March-02 Amount % of Total for Period	% Change From Prior Period	March-03 Amount % of Total for Period	March-02 Amount % of Total for Period	% Change From Prior Period	March-03 Amount	March-02 Amount
Net Voyage Revenues $1,000's	70.7%	50,932	29,840	223.5%	18,811	5,814	95.6%	69,743	35,654
		73%	84%		27%	16%
Average Daily TCE	75.7%	25,139	14,312	182.2%	36,956	13,095	95.1%	27,512	14,098
Time Charter Revenues $1,000's	-19.1%	7,801	9,640		143	—	-17.6%	7,944	9,640
		98%	100%		2%	0%
Spot Charter Revenues $1,000's	113.5%	43,131	20,200	221.1%	18,668	5,814	137.6%	61,799	26,014
		70%	78%		30%	22%
Calendar Days	-4.1%	2,071	2,160	13.3%	510	450	-1.1%	2,581	2,610
		80%	83%		20%	17%
Vessel Operating Days	-2.8%	2,026	2,085	14.6%	509	444	0.2%	2,535	2,529
		80%	82%		20%	18%
Capacity Utilization	1.3%	97.8%	96.5%	1.2%	99.8%	98.7%	1.4%	98.2%	96.9%
# Days Vessels on Time Charter	-33.9%	357	540		8	—	-32.4%	365	540
		98%	100%		2%	0%
# Days Vessels on Spot Charter	8.0%	1,669	1,545	12.8%	501	444	9.1%	2,170	1,989
		77%	78%		23%	22%
Average Daily Time Charter Rate	22.4%	21,851	17,852		17,854	—	21.9%	21,763	17,852
Average Daily Spot Charter Rate	97.7%	25,842	13,075	184.6%	37,262	13,095	117.7%	28,479	13,079
Daily Direct Vessel Expenses (per Vessel)	0.3%	5,216	5,202	13.7%	6,678	5,874	3.5%	5,505	5,317
Daily G&A (per Vessel)	30.9%	1,346	1,028	30.9%	1,346	1,028	30.9%	1,346	1,028
Total Daily Vessel Operating Expenses (per Vessel)	5.3%	6,562	6,229	16.3%	8,024	6,901	8.0%	6,851	6,345
Adjusted EBITDA $1,000's	127.5%	37,268	16,385	446.2%	14,795	2,708	172.7%	52,063	19,094
		72%	86%		28%	14%
Daily Adjusted EBITDA (per Vessel)	137.2%	17,995	7,586	381.9%	29,008	6,019	175.7%	20,172	7,316
Average Age of Fleet at End of Period (Years)		12.3	12.0		11.8	11.5		12.2	11.9
# Vessels at End of Period	-4.2%	23.0	24.0	80.0%	9.0	5.0	10.3%	32.0	29.0
		72%	83%		28%	17%
Average Number of Vessels	-4.1%	23.0	24.0	12.9%	5.6	5.0	-1.2%	28.7	29.0
		80%	83%		20%	17%
DWT at End of Period 1,000's	-3.2%	2,211	2,285	81.0%	1,367	756	17.7%	3,579	3,040
		62%	75%		38%	25%

3

SAME FLEET FOR THE THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
	% Change From Prior Period	March-03 Amount % of Total for Period	March-02 Amount % of Total for Period	% Change From Prior Period	March-03 Amount % of Total for Period	March-02 Amount % of Total for Period	% Change From Prior Period	March-03 Amount	March-02 Amount
Net Voyage Revenues $1,000's	77.2%	49,398	27,880	190.8%	16,908	5,814	96.8%	66,306	33,695
		74%	83%		26%	17%
Average Daily TCE	74.3%	25,423	14,589	190.8%	38,081	13,095	94.1%	27,778	14,308
Time Charter Revenues $1,000's	-16.1%	7,801	9,300		—	—	-16.1%	7,801	9,300
		100%	100%		0%	0%
Spot Charter Revenues $1,000's	123.9%	41,597	18,580	190.8%	16,908	5,814	139.8%	58,505	24,394
		71%	76%		29%	24%
Calendar Days	0.0%	1,980	1,980	0.0%	450	450	0.0%	2,430	2,430
		81%	81%		19%	19%
Vessel Operating Days	1.7%	1,943	1,911	0.0%	444	444	1.4%	2,387	2,355
		81%	81%		19%	19%
Capacity Utilization	1.7%	98.1%	96.5%	0.0%	98.7%	98.7%	1.4%	98.2%	96.9%
# Days Vessels on Time Charter	-30.9%	357	517		—	—	-30.9%	357	517
		100%	100%		0%	0%
# Days Vessels on Spot Charter	13.8%	1,586	1,394	0.0%	444	444	10.4%	2,030	1,838
		78%	76%		22%	24%
Average Daily Time Charter Rate	21.5%	21,851	17,989	—	—	21.5%	21,851	17,989
Average Daily Spot Charter Rate	96.8%	26,228	13,329	190.8%	38,081	13,095	117.1%	28,820	13,272
Daily Direct Vessel Expenses (per Vessel)	2.2%	5,232	5,117	15.2%	6,768	5,874	4.9%	5,516	5,257
Daily G&A (per Vessel)	30.9%	1,346	1,028	30.9%	1,346	1,028	30.9%	1,346	1,028
Total Daily Vessel Operating Expenses (per Vessel)	7.0%	6,577	6,144	17.6%	8,114	6,901	9.2%	6,862	6,284
Adjusted EBITDA $1,000's	134.9%	36,917	15,715	394.0%	13,380	2,708	173.0%	50,297	18,423
		73%	85%		27%	15%
Daily Adjusted EBITDA (per Vessel)	134.9%	18,645	7,937	394.0%	29,733	6,019	173.0%	20,698	7,582
Average Age of Fleet at End of Period (Years)			12.1	11.1	12.5	11.5		12.2	11.2
# Vessels at End of Period	0.0%	22.0	22.0	0.0%	5.0	5.0	0.0%	27.0	27.0
		81%	81%		19%	19%
Average Number of Vessels	0.0%	22.0	22.0	0.0%	5.0	5.0	0.0%	27.0	27.0
		81%	81%		19%	19%
DWT at End of Period 1,000's	0.0%	2,106	2,106	0.0%	756	756	0.0%	2,862	2,862
		74%	74%		26%	26%

4

QuickLinks

GENERAL MARITIME CORPORATION ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS
Financial Review: 2003 First Quarter
Same Fleet Financial and Operational Review
Average Daily Time Charter and Spot Rate Review
Summary Consolidated Financial and Other Data
General Maritime Corporation's Fleet
Metrostar Vessel Acquisition
Senior Notes
Bank Financing
About General Maritime Corporation
Conference Call Announcement
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
FULL FLEET FOR THE THREE MONTHS ENDED
SAME FLEET FOR THE THREE MONTHS ENDED